Exhibit 99.1

EVERCORE PARTNERS

Evercore Partners to Purchase a 45 Percent Interest in ABS Investment Management, LLC

New York, November 14, 2011 – Evercore Partners Inc. (NYSE: EVR) today announced that it has agreed to purchase a 45% non-controlling interest in ABS Investment Management, LLC, an institutionally focused equity long/short hedge fund-of-funds manager. Under the terms of the purchase agreement, Evercore will pay approximately $45 million in cash to the current partners of ABS.

Following the closing of the transaction, which is expected in the fourth quarter, ABS’ founders and employees will own 55% of the company. ABS founders Alain De Coster, Laurence Russian, and Guilherme Ribeiro do Valle, will continue to lead the company, and the investment processes and day-to-day operations will remain unchanged. The founders will sign long-term employment contracts and will invest and hold a majority of the after-tax sale proceeds in investment products managed by ABS.

Founded in 2002, ABS is an institutionally focused equity long/short hedge fund-of-funds manager with approximately $3.5 billion in assets under management with 24 employees and offices in Connecticut, Zurich and Hong Kong. ABS’ founding partners have created one of the highest quality franchises in equity long/short investing with a focus on generating attractive risk/reward returns. Since inception, ABS has experienced consistent asset growth driven by strong client relationships, a disciplined investment process and an exemplary commitment to client service.

Ralph Schlosstein, Evercore’s President and Chief Executive Officer, said “We are excited to partner with ABS, an outstanding asset manager with strong long-term client relationships, significant scale and a high quality team of investment professionals that have a long history of working together.” He added, “This investment is consistent with our strategy of partnering with exceptional investment firms and leveraging the best skills and attributes of both these investment firms and Evercore. Consistent with our financial approach, this acquisition is expected to be accretive to earnings per share in 2012.”

Alain De Coster, of ABS, said “Evercore is an ideal strategic partner. They share our respect for the integrity of the investment process and our commitment to our clients. Evercore will help solidify our global institutional footprint and provide proven insights as we continue to build a strong and independent firm.”

About Evercore Partners

Evercore Partners is a leading independent investment banking advisory firm. Evercore’s Investment Banking business advises its clients on mergers, acquisitions, divestitures, restructurings, financings, public offerings, private placements and other strategic transactions and also provides institutional investors with high quality research, sales and trading execution that is free of the conflicts created by proprietary activities; Evercore’s Investment Management business comprises wealth management, institutional asset management and private equity investing. Evercore serves a diverse set of clients around the world from its offices in New York, Boston, Chicago, Houston, Los Angeles, Minneapolis, San Francisco, Washington D.C.,

London, Aberdeen, Scotland, Mexico City and Monterrey, Mexico, Hong Kong and Rio de Janeiro and São Paulo, Brazil. More information about Evercore can be found on the Company’s website at www.evercore.com.

Investor Contact:	Robert B. Walsh
Chief Financial Officer, Evercore Partners
212-857-3100

Media Contact:	Carina Davidson
The Abernathy MacGregor Group, for Evercore Partners
212-371-5999

About ABS Investment Management, LLC

ABS is an independent fund of hedge funds manager specializing in equity long/short strategies. The company manages over USD $3.5 billion of hedge fund assets as of September 30, 2011 for institutional and high net worth clients in the Americas, Europe and Asia from its offices in Greenwich, Zurich and Hong Kong.

Media Contact:	Caroline A. Chartier
Ermis Financial Communications, for ABS
cac@ermisfinancial.com
+44 (0) 77 98 897 963

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